UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

February 10, 2015
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 3 page document.

Item 8.01 – Other Events

President and CEO Steve Smith to Take Medical Leave; COO Mark Allin to Lead in the Interim
John Wiley and Sons, Inc. (NYSE: JWa and JWb), a global provider of knowledge and knowledge-enabled services that improve outcomes in research, professional practice, and education, today announced that President and Chief Executive Officer, Stephen M. Smith, has been diagnosed with a recurrence of urological cancer and will be taking a period of medical leave in order to focus on treatment.  As a result, the Company has accelerated its previously announced promotion of Mark Allin to Chief Operating Officer (COO), to be effective February 10, 2015.  In this role and during this period, Wiley’s Executive Leadership Team will report to Mr. Allin, and Mr. Allin will report to the Executive Committee of the Board of Directors.  The Executive Committee includes Mari J. Baker, former CEO of PlayFirst, Inc.; Raymond W. McDaniel, Jr., President and CEO of Moody’s Corporation; and William J. Pesce, former President and CEO of Wiley.  Peter Wiley, Chairman of the Board, and his recommended successor, Matthew Kissner, President and CEO of the Kissner Group, also participate in committee activities.

Mr. Allin, a 14-year Wiley veteran, is currently the Executive Vice President, Professional Development, and was formerly the Managing Director of Wiley Asia.  He joined Wiley with the acquisition of Capstone in 2000 (which he co-founded).  Prior to that, he held numerous senior positions at Blackwell, Simon & Schuster, and Pearson.  He was originally scheduled to take on the COO role effective May 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ John A. Kritzmacher
John A. Kritzmacher
Executive Vice President and
Chief Financial Officer

Dated: February 10, 2015